Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-232886), Form S-4 (No. 333-252517) and Form S-8 (Nos. 33-10546, 33-41774, 33-44208, 333-136692, 333-140897, 333-144403, 333-153573, 333-158335, 333-161779, 333-161780, 333-168824, 333-173831, 333-183325, 333-187725, 333-192600, 333-202349, 333-206720, 333-209962, 333-224665, 333-224666 and 333-255677) of Huntington Bancshares Incorporated of our reports dated February 26, 2021, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting, of TCF Financial Corporation, which reports appear in the Form 8-K of Huntington Bancshares Incorporated dated April 30, 2021 which is incorporated by reference in Amendment No. 2 on Form 8-K/A dated July 29, 2021.

/s/ KPMG LLP

Detroit, Michigan

July 29, 2021